United States

Securities and Exchange Commission

Washington, D.C.  20549

Schedule 13G

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

MPW Industrial Services Group, Inc.

------------------------------------------------

(Name of Issuer)

Common Stock, without par value

---------------------------------------

(Title of Class of Securities)

553444100

---------------------------------------

(CUSIP Number)

December 31, 2002

---------------------------------------

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[   ]

Rule 13d-1(b)

[X]

Rule 13d-1(c)

[   ]

Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing in this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Schedule 13G

CUSIP No. 553444100

1.

NAME OF REPORTING PERSON.

Walter H. Morris

IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS).

(a)  [     ]

(b)  [     ]

3.

SEC USE ONLY.

4.

CITIZENSHIP OR PLACE OF ORGANIZATION.

USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.

SOLE VOTING POWER.

760,000

6.

SHARED VOTING POWER.

N/A

7.

SOLE DISPOSITIVE POWER.

760,000

8.

SHARED DISPOSITIVE POWER.

N/A

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON.

760,000

10.

CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES.

N/A

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9).

6.9%

12

TYPE OF REPORTING PERSON.

IN

Schedule 13G

CUSIP No. 553444100

ITEM 1(a). NAME OF ISSUER

MPW Industrial Services Group, Inc.

ITEM 1(b). ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICES

9711 Lancaster Road, S.E.

Hebron, Ohio  43025

ITEM 2(a). NAME OF PERSON FILING

Walter H. Morris

ITEM 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

3610 W. River Ridge Court

Mequon, Wisconsin  53092

ITEM 2(c). CITIZENSHIP

U.S.A.

ITEM 2(d). TITLE OF CLASS OF SECURITIES

Common Stock, without par value

ITEM 2(e).  CUSIP NUMBER

553444100

ITEM 3.

IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

N/A

ITEM 4. OWNERSHIP

(a)

Amount Beneficially Owned: 760,000

(b)

Percent of Class:

6.9%

(c)

Number of Shares as to which such person has:

(i)

sole power to vote or direct the vote:  760,000

(ii)

shared power to vote or direct the vote:  N/A

(iii)

sole power to dispose or to direct the disposition of:  760,000

(iv)

shared power to dispose or to direct the disposition of:  N/A

ITEM 5.

OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [  ].

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

N/A

ITEM 7.

IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

N/A

ITEM 8.

IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

N/A

ITEM 9.

NOTICE OF DISSOLUTION OF GROUP.

N/A

ITEM 10. CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: January 16, 2003.

/s/ Walter H. Morris

Walter H. Morris